Exhibit 21

                                ATS MEDICAL, INC.
                              LIST OF SUBSIDIARIES

                ATS Medical Sales, Inc., a Minnesota corporation
              (merged into ATS Medical, Inc. on December 31, 2005)

                 ATS Medical France, SARL, a French corporation

                     ATS Medical Gmbh, a German corporation

                ATS Medical Export Gmbh, an Austrian corporation
                          (Incorporated in June, 2006)

                 3F Therapeutics, Inc., a California corporation

              (acquired by ATS Medical, Inc. on September 29, 2006)


                                        1